Exhibit 99.1
Cumulus Media Inc. Confirms Exclusive Merger Negotiations
With Citadel Broadcasting Corporation
ATLANTA — February 18, 2011 — (BUSINESS WIRE) — Cumulus Media Inc. (NASDAQ: CMLS) today confirmed that Cumulus and Citadel Broadcasting Corporation (“Citadel”) have entered into an exclusivity agreement to negotiate a merger agreement under which Cumulus would acquire all of the outstanding common stock and warrants of Citadel at a price of $37.00 per share. Citadel owns and operates 225 radio stations in over 50 markets and also operates the Citadel Media business, which is among the largest radio networks in the US.
Under the terms of Cumulus’ proposal, the payment received by Citadel shareholders would consist of a combination of cash and Cumulus stock for each Citadel share and warrant, with a fixed exchange ratio. Based upon the proposed cash and stock election formula, the $37.00 per share consideration would, on average, be capped at a maximum of $30.00 per share in cash and a maximum of $14.00 per share in Cumulus stock. Based on actual elections made by Citadel shareholders and subject to proration, each Citadel shareholder could individually receive more or less cash or Cumulus stock than these amounts, up to the $37.00 per share total.
Cumulus expects to fund the cash portion of the purchase price with up to $500 million in equity financing from Crestview Partners and Macquarie Capital, and the remainder through debt financing to be led by UBS Investment Bank and Macquarie Capital. Cumulus, which previously announced the pending acquisition of the remaining equity interests that it does not currently own in Cumulus Media Partners LLC (“CMP”), also expects to complete a refinancing of all of the outstanding debt of Cumulus, CMP and Citadel as part of the proposed transaction.
Cumulus anticipates that the transaction, after giving effect to anticipated synergies, will be accretive relative to Cumulus’ current Adjusted EBITDA trading multiple.
After giving effect to the proposed acquisition, Cumulus would own 572 radio stations across approximately 120 US markets.
A combination of Cumulus and Citadel, together with CMP, would provide Cumulus with:
•	A truly national platform with approximately 120 US markets, including 8 of the top 10 markets;

•	A balance sheet with lower overall leverage and a simplified capital structure;

•	A significantly enhanced equity market capitalization for Cumulus, which would provide greater trading liquidity and strategic flexibility;

•	The scale necessary to effectively compete and invest in the local digital media marketplace; and

•	A network for the syndication of content and technology assets.
Execution of a definitive merger agreement with Citadel is subject, among other things, to completion of due diligence and financing arrangements. There can be no assurance the parties will reach a definitive agreement or, if an agreement is reached, that a transaction will be completed or on what terms. Any transaction would be subject to the approval of each company’s board of directors, as well as obtaining regulatory and shareholder approvals, and other customary conditions.
UBS Investment Bank and Macquarie Capital are acting as financial advisors, and Jones Day is acting as legal counsel, to Cumulus in the transaction. JPMorgan Securities LLC and Lazard are acting as financial advisors, and Weil, Gotshal & Manges LLP is acting as legal advisor, to Citadel.
About Cumulus Media Inc.
Cumulus Media Inc. is the second largest radio broadcaster in the United States based on station count, controlling approximately 347 radio stations in 67 U.S. media markets. In combination with its affiliate, Cumulus Media Partners, LLC, the Company is the fourth largest radio broadcast company in the United States based on net revenues. The Company’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com.
#########
Forward-Looking Statements
This press release contains “forward-looking” statements regarding the potential combination of Cumulus Media Inc. and Citadel, which include expected earnings, revenues, cost savings, leverage, operations, business trends and other such items, that are based on current expectations and estimates or assumptions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors, include, but are not limited to, the possibility that a definitive agreement may not be entered into or that the transaction or the related financing is not consummated, the failure to obtain necessary regulatory or shareholder approvals or to satisfy any other conditions to the business combination, the failure to realize the expected benefits of the transaction, and general economic and business conditions that may affect the companies before or following the combination. For additional information regarding risks and uncertainties associated with Cumulus Media Inc., see Cumulus Media Inc.’s filings with the Securities and Exchange Commission (“SEC”), including its Form 10-K for the year ended December 31, 2009 and subsequently filed periodic reports. Cumulus Media Inc. assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

Additional Information
This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Citadel or Cumulus Media Inc. Subject to future developments, Cumulus Media may file a registration statement and/or tender offer documents, as well as a proxy statement, with the Securities and Exchange Commission (the “SEC”) in connection with the proposed business combination. INVESTORS ARE URGED TO READ THOSE FILINGS, AND ANY OTHER FILINGS MADE BY CUMULUS MEDIA WITH THE SEC IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION, WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION. Those documents, if and when filed, as well as Cumulus Media’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at Cumulus Media’s website at www.cumulus.com.